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[LOGO]

GREAT PLAINS

August 1, 2000

To Our Shareholders,

    Great Plains remains the undisputed leader in the midmarket. The Great Plains Community of customers, partners and team members is growing and thriving. Today, Great Plains is a global market leader with 130,000 customers, 2,000 partners and more than 2,000 team members. This past year we were again named to the list of 100 Best Companies to Work for in America and our customer and partner satisfaction rates reached record high levels, proof that we're staying true to our mission of improving the lives and business success of partners and customers.

    Fiscal 2000 was the most strategically significant year in the history of Great Plains. Fiscal 2000 was a year of record revenues and another year of four consecutive quarters of profitability for Great Plains. We grew 44% to $195 million in revenues and generated more than $20 million in cash from operations.

    During this past year, we made bold strategic investments, completed several important acquisitions and formed market-leading partnerships. Together, these investments resulted in the launch of a competitively superior front office solution for our customers, an even greater lead in e-business, accelerated growth in Europe, solutions for the high growth market of web-based analytics through our acquisition of FRx, and a significantly broadened back office solution.

    The first quarter of fiscal 2001 has been a busy and important time for us—Solomon Software joined Great Plains on June 9, and we shipped our largest and most comprehensive product releases ever on July 24 (Release 6.0 for eEnterprise and Dynamics). Our record R&D investment in Release 6.0 provides Great Plains and our partners a significant competitive advantage in the midmarket with its significant new e-business capabilities. And, the Solomon acquisition was especially significant for Great Plains, forming an alliance of two of the most successful companies in the midmarket.

    For nearly two decades, Great Plains' unrelenting focus on our mission and our values-based approach to business relationships have resulted in highly satisfied customers, significant business opportunities for our partners, and a "100 Best" work environment for our team members.

    During these important times, our commitment to our shareholders has never been stronger. Thank you for your investment in Great Plains.

                      Sincerely,

                      /s/ DOUG BURGUM
                      Doug Burgum
                       Chairman and Chief Executive Officer

Please note that all income results noted above exclude the effect of the amortization of acquired intangible assets.

August 1, 2000

To Our Shareholders,

    Welcome to the Great Plains 2000 10-K and Proxy Statement. We also invite and encourage you to visit us at www.greatplains.com to learn more about the company, our market-leading solutions, our partners and our customers. Here are a few highlights from the past year.

Fiscal 2000—Another Record Year

    In fiscal 2000, we achieved our 18th consecutive year of record revenues. During fiscal 2000, which ended May 31, 2000, our total revenues grew 44% over fiscal 1999 to $194.9 million, resulting in diluted earnings per share for fiscal 2000 of 80 cents. Our growth was driven by the strong demand in the market for our interconnected e-business solutions, Great Plains eEnterprise and Dynamics, and through the addition of several new strategic solutions including front office, web-based analytics and a global human resources solution.

Fiscal 2000—Four More Quarters of Profitability

    For fiscal 2000, we delivered four more quarters of profitability, bringing us to 21 consecutive quarters of profitability, the last 12 as a public company. We continue to deliver a profitable business model even while we make record investments in the high-growth markets of e-business and front office. In fiscal 2000, our record R&D investment of more than $32 million included the integration with Great Plains Siebel Front Office, representing the strongest integration ever between a back office and front office solution, and a large-scale product development effort on Release 6.0 for both eEnterprise and Dynamics, the most significant product releases ever in the company's history. The Release 6.0 solutions will ship in early fiscal 2001 and include significant e-business capabilities.

Fiscal 2000—Strategic Acquisitions

    In addition to important internal R&D investments, we invested in several strategic acquisitions in fiscal 2000—acquisitions that dramatically expanded the Great Plains Community, accelerated our growth in Europe and added important solutions to our product line. And, in early fiscal 2001, we completed the acquisition of Solomon Software—a significant and strategic milestone for Great Plains. Solomon added more than 20,000 midmarket customers, 500 experienced channel partners and 370 team members with midmarket domain expertise to the Great Plains Community.

Fiscal 2000—Strong Balance Sheet

    During fiscal 2000, we generated $20.4 million in cash from operations. As of May 31, 2000, cash, cash equivalents, and investments totaled $71.6 million. And, our deferred revenue balance grew 108% in fiscal 2000 to $49.6 million largely as a result of our continued strong enrollment by our customers in our eService offerings.

    Fiscal 2000 was an important year for Great Plains. We successfully completed several strategic acquisitions. Both Great Plains and our partners invested significantly in important high-growth markets. Coupled with the investments we made in Release 6.0, these investments put us in a very strong position for the future. In the face of the challenges brought on by Y2K, we delivered record revenues and yet another year of profitability in fiscal 2000.

    Thank you for your continued confidence and investment in Great Plains.

                      Best Regards,

                      /s/ TAMI RELLER
                      Tami Reller
                       Chief Financial Officer and Executive Vice President

Please note that all income results noted above exclude the effect of the amortization of acquired intangible assets.